Exhibit 10.4

December 16, 2025

Payam Zamani
1820 Bonanza Street
Walnut Creek, CA 94596

Re:    Amendment to Executive Employment Agreement
Dear Payam,
Reference is made to that certain Executive Employment Agreement between you and Inspirato LLC (the “Company”), dated as of August 13, 2024 (the “Employment Agreement”). Concurrently with the execution of this amendment (this “Amendment”), Inspirato Incorporated (“Inspirato”), the parent of the Company, Exclusive Investments, LLC (“Parent”) and certain other parties are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Parent is acquiring Inspirato (the “Transaction” and the date on which the Transaction closes, the “Closing Date”). Capitalized terms not defined herein shall have the meanings given to them in the Employment Agreement. Capitalized terms defined herein shall be incorporated into the Employment Agreement as amended herein.
Effective as of the date hereof (the “Amendment Effective Date”), the Employment Agreement is hereby amended as follows:
1.Section 3.5 of the Employment Agreement is hereby amended and restated in its entirety as follows:
“3.5    Other Employment Benefits. Executive shall be allowed to participate in the Company’s other benefit plans and programs on the same basis as other executives of the Company, subject to the eligibility requirements of such plans or programs. Such benefit plans and programs may be adopted, modified or terminated by the Company from time to time in its sole discretion and may include, without limitation, medical, health and dental care, life insurance, disability protection, 401(k) and retirement plans. In addition, Executive will be afforded unlimited booking access as a guest to any of the properties of the Company (“Company Properties”) at no cost to him (each, a “Booking”), and the Company will provide Executive with a reimbursement for any imputed taxes that may result from such Bookings for up to 60 nights annually; provided, that, notwithstanding the foregoing, (i) no new Bookings shall be made by or on behalf of Executive after the Amendment Effective Date, and (ii) each Booking set forth on Exhibit A of the Amendment that is scheduled to occur (in part or whole) after the Closing Date shall either be canceled in full by the Company or paid for by Executive at his sole expense at a price and on terms that are mutually agreeable to Executive and the Company (which approval by the Company also requires prior written approval by the Parent if requested prior to Closing).”

2.Section 4.2 of the Employment Agreement is hereby amended by adding the following sentences at the end thereof.
3.“Subject to Executive’s employment through the Closing Date, Executive’s employment shall be automatically terminated by the Company without Cause subject to and effective immediately upon, the closing of the Transaction (a “Merger-Related Termination”). For the avoidance of doubt, upon such Merger-Related Termination, Executive shall be entitled to the severance payments and benefits set forth in Section 4.6.2 of this Agreement subject to and in accordance with the terms and conditions of such Section, in addition to the Accrued Payments described in Section 4.6.1 of this Agreement.”
4.Exhibit A hereto sets forth each Booking that has been made by Executive as of the date hereof including the trip identification number or accommodation description, location(s) and start and end dates of such Booking.
5.Section 4.6.2 of the Employment Agreement is hereby amended by adding the following paragraph at the end thereof:
6.“Notwithstanding the foregoing provisions of this Section 4.6.2, in the event of a Merger-Related Termination as defined in Section 4.2 of this Agreement, all of Executive’s unvested equity awards covering Company common stock shall be eligible to vest in full on the Closing Date pursuant to the terms and conditions of the Merger Agreement, and the cash severance payment described in sub-paragraph 4.6.2(a) hereof shall not be payable in a single lump sum within ten (10) days following the effective date of a single release, but instead shall be paid in two tranches of $1,000,000 (the “Termination Date Severance Pay”) and $100,000 (the “Delayed Severance Pay”), in each case, less applicable withholding taxes and deductions and subject to Executive executing (and, if applicable, not revoking) separate releases, as follows: (1) The Termination Date Severance Pay shall be payable immediately upon the Termination Date, subject to Executive’s execution of the release of claims attached hereto as Exhibit B (the “Termination Date Separation and Release Agreement”) on the Termination Date. For clarity, if Executive fails to timely execute the Termination Date Separation and Release Agreement on the Termination Date, he shall have no right to the Termination Date Severance Pay and (if applicable) shall repay the aggregate gross amount of the Termination Date Severance Pay to the Company within three (3) business days upon written demand therefor. The Delayed Severance Pay shall payable if Executive executes the release of claims attached hereto as Exhibit C (the “Delayed Effective Date Separation and Release Agreement”) on or after the Termination Date and no later than the later of (i) 45 days after the day the Executive received the Amendment for review and (ii) the Termination Date, and does not revoke during the 7-day revocation period set forth therein. To the extent the Delayed Severance Pay becomes payable pursuant to the foregoing sentence, the Delayed Severance Pay shall be paid one business day following the date on which the Delayed Effective Date Separation and Release Agreement becomes effective and irrevocable. If Executive fails to timely execute or revokes the Delayed Effective Date Separation and Release Agreement, he shall have no right to the Delayed Severance Pay.”
7.This Amendment shall be and hereby is incorporated into and forms a part of the Employment Agreement.
8.Except as specifically set forth herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.
9.If the Merger Agreement is terminated in accordance with its terms without the Transaction closing, this Amendment shall terminate concurrently therewith and be of no further force or effect.
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Sincerely,

INSPIRATO LLC

/s/ Brent Wadman
By: Brent Wadman
Its: Corporate Secretary and General Counsel
ACKNOWLEDGED, ACCEPTED AND AGREED:

/s/ Payam Zamani
Payam Zamani
Date: __________________________________

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